Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, IN COMPLIANCE WITH REGULATION S-K ITEM 601(B)(10).

AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT

This AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT (as it may be amended, supplemented or otherwise modified as provided herein, this “Agreement”), initially dated as of December 5, 2022 and amended and restated as of January 9, 2023, is entered into among:

(a)

Quotient Limited (the “Issuer” and, together with its direct and indirect subsidiaries, the “Company”), a public limited liability no par value company formed under the laws of Jersey, Channel Islands, and the guarantors party to the Indentures (as defined below) (the “Guarantors”);

(b)	the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders of:

i.

senior secured notes (the “Senior Secured Notes”) issued under that certain Indenture, dated as of October 14, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Senior Secured Notes Indenture”), by and among the Issuer, the Guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), which holders are party to this Agreement as of the date herein (the “Initial Consenting Secured Noteholders”); and

ii.

convertible notes (the “Convertible Notes”) issued under that certain Indenture, dated as of May 26, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Convertible Notes Indenture” and together with the Senior Secured Notes Indenture, the “Indentures”), by and among the Issuer, the Guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee, which holders are party to this agreement as of the date herein (the “Initial Consenting Convertible Noteholders” and together with the Initial Consenting Secured Noteholders, the “Initial Consenting Holders”).

The Issuer, the Guarantors, and each Consenting Holder (as defined below) are collectively referred to herein as the “Parties” and each, individually as a “Party.” All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Senior Secured Notes Indenture, the Convertible Notes Indenture, or the Transaction Term Sheet (as defined below), as applicable.

WHEREAS, subject to the terms and conditions set forth herein, the Parties have agreed to, among other things (i) consummate, support, and consent to (as applicable) a series of transactions contemplated by this Agreement and the Definitive Documents (as defined below) (collectively, the “Transaction”) on the Closing Date (as defined below) on the terms set forth in the term sheet attached hereto as Exhibit A (the “Transaction Term Sheet”); and (ii) cause the Transaction to be implemented in a manner materially consistent with the steps set forth in the implementation steps memo attached hereto as Exhibit B (the “Implementation Steps Memo”), as a Consensual Transaction (as defined below) or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion.

NOW, THEREFORE, the Parties, on a several but not joint basis, agree as follows:

SECTION 1. Certain Definitions.

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Agreed Equity Value” has the meaning ascribed to such term in the Transaction Term Sheet.

(b) “Approved Budget” means an initial budget that the Issuer has delivered to and that has been approved by the Requisite Consenting Holders, as the same may be modified from time to time with the consent of the Requisite Consenting Holders, for the period commencing on the date of this Agreement and ending on the Outside Date, showing a weekly itemization of cashflows, a copy of which is attached hereto as Exhibit C.

(c) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(d) “Business Day” means any day other than a day which is a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

(e) “Closing” means the consummation of all aspects of the Transaction.

(f) “Closing Date” means the date upon which all aspects of the Transaction are consummated.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Consensual Transaction” means a Transaction consummated in part pursuant to either step 3.1 through step 3.3 of the Implementation Steps Memo or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion.

(i) “Consenting Convertible Noteholders” means, collectively, the Initial Consenting Holders that hold Convertible Notes in their capacity as such, and any Subsequent Consenting Holder that holds Convertible Notes in its capacity as such.

(j) “Consenting Holders” means, collectively, the Consenting Senior Secured Noteholders, the Consenting Convertible Noteholders, in each case, in their capacity as such.

(k) “Consenting Senior Secured Noteholders” means, collectively, the Initial Consenting Holders that hold Senior Secured Notes in their capacity as such, and any Subsequent Consenting Holder that holds Senior Secured Notes in its capacity as such.

(l) “Definitive Documents” means, collectively, all documents related to the Transactions, including, without limitation, documents required to effectuate the Secured Debt Private Placement, the documents required to effectuate the Convertible Notes Private Placement, the indenture governing the New Senior Secured Notes, the New Organizational Documents, documentation sufficient to extinguish and cancel all existing equity of the Issuer for no consideration, all documents related to any proceeding under the Bankruptcy Code, and any other documents directly related to any of the foregoing, in each case consistent with this Agreement and the Transaction Term Sheet, and otherwise in form and substance reasonably satisfactory to the Issuer and, as applicable, the Requisite Affected Holders.

(m) “Exchange Act” means the Securities Exchange Act of 1934.

(n) “Initial Consenting Convertible Noteholders” shall have the meaning assigned to such term in the recitals hereto.

(o) “Initial Consenting Secured Noteholders” shall have the meaning assigned to such term in the recitals hereto.

(p) “Initial Consenting Holders” shall have the meaning assigned to such term in the recitals hereto.

(q) “Law” means statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement.

(r) “Milestone” means the completion of each of the following events or circumstances in the timeframes stated:

(i) Commencement of the Bankruptcy Case on or before January 10, 2023 (the “Petition Date”);

(ii) Entry of an order by the Bankruptcy Court approving solicitation procedures with respect to the Plan on or before 14 days after the Petition Date (or such later date as may be necessary to accommodate the Bankruptcy Court’s calendar);

(iii) Entry of the Confirmation Order on or before 40 days after the Petition Date (or such later date as may be necessary to accommodate the Bankruptcy Court’s calendar); and

(iv) Completion of all steps of either the Implementation Steps Memo or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion, by no later than May 31, 2023.

(s) “Outside Date” has the meaning set forth in Section 5.02(a) of this Agreement.

(t) “Paul Hastings” means Paul Hastings LLP, as counsel to the Issuer.

(u) “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity, or other entity or organization; provided that “Governmental Entity” for these purposes means the United States and any State (including the District of Columbia and Puerto Rico), Commonwealth, District, Territory, municipality (including a political subdivision or public agency or instrumentality of a State), foreign state, or a department, agency, or instrumentality of the foregoing.

(v) “Pillsbury” means Pillsbury Winthrop Shaw Pittman LLP, as counsel to certain Initial Consenting Holders.

(w) “pro rata basis” or “pro rata share” means, as applied to any obligation, consent, agreement or other action of the Senior Secured Noteholders, for each Consenting Senior Secured Noteholder, such Consenting Senior Secured Noteholder’s proportionate interest, by principal amount, in all Senior Secured Notes held by Consenting Senior Secured Noteholders; and, as applied to any obligation, consent, agreement or other action of the Convertible Noteholders, for each Consenting Convertible Noteholder, such Consenting Convertible Noteholder’s proportionate interest, by principal amount, in all Convertibles Notes held by Consenting Convertible Noteholders.

(x) “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Senior Secured Notes or Convertible Notes in its capacity as a dealer or market maker in such Senior Secured Notes or Convertible Notes; and (ii) is in fact regularly in the business of making a market in claims, interests, or securities of issuers or borrowers.

(y) “Related Fund” means, with respect to a Consenting Holder, any fund managed, advised or sub-advised by such Consenting Holder and any affiliate of such Consenting Holder.

(z) “Requisite Affected Holders” means, with respect to any Definitive Document, provision of this Agreement, or provision of any exhibit to this Agreement that affects, directly or indirectly:

(i) the Consenting Senior Secured Noteholders or the treatment of the Senior Secured Notes, then the Requisite Senior Secured Noteholders; and

(ii) the Consenting Convertible Noteholders or the treatment of the Convertible Notes, then the Requisite Convertible Noteholders.

(aa) “Requisite Consenting Holders” means the Requisite Senior Secured Noteholders and the Requisite Convertible Noteholders, each in their capacity as such, and references herein to the consent of, agreement of, or other action by Requisite Consenting Holders, shall mean the consent of, agreement of, or other action by, each of the Requisite Senior Secured Noteholders and the Requisite Convertible Noteholders, voting on such consent, agreement, or other action as a separate class.

(bb) “Requisite Convertible Noteholders” means (i) Consenting Convertible Noteholders holding, in the aggregate, a majority of the Convertible Notes held by all Consenting Convertible Noteholders as of the date of action taken or consent provided by the Requisite Convertible Noteholders pursuant to this Agreement and (ii) each of the Specified Noteholders, without prejudice to any greater threshold of consent required to amend, waive, or consent to revisions to the Convertible Notes Indenture.

(cc) “Requisite Senior Secured Noteholders” means (i) Consenting Senior Secured Noteholders holding, in the aggregate, a majority of the Senior Secured Notes held by all Consenting Senior Secured Noteholders as of the date of action taken or consent provided by the Requisite Senior Secured Noteholders pursuant to this Agreement and (ii) each of the Specified Noteholders, without prejudice to any greater threshold of consent required to amend, waive, or consent to revisions to the Senior Secured Notes Indenture.

(dd) “Ropes” means Ropes & Gray LLP, as counsel to the Consenting Holders.

(ee) “SEC” means the U.S. Securities and Exchange Commission.

(ff) “SEC Documents” means the reports, registrations, filings, statements, schedules, and submissions together with any required amendments thereto filed with the SEC prior to the date of this Agreement.

(gg) “Securities Act” means the Securities Act of 1933.

(hh) “Specified Noteholders” means the Consenting Holders specified on Exhibit 2 hereto.

(ii) “Strategic Change” means the change in the business strategy of the Company in which the Company would suspend its activities focused on the commercialization of its transfusion diagnostics products and would instead focus in the near term exclusively on development and commercialization of MosaiQ products for the autoimmune and allergy clinical diagnostics markets.

(jj) “Subsequent Consenting Holder” means any holder or transferee of Senior Secured Notes or Convertible Notes that executes a Joinder Agreement in respect of such Senior Secured Notes or Convertible Notes, in accordance with the terms of this Agreement and in its capacity as a holder or transferee of such Senior Secured Notes or Convertible Notes, as the case may be.

(kk) “Support Effective Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by the Issuer and the Initial Consenting Holders.

(ll) “Support Period” means the period commencing on the Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 5 hereof.

(mm) “Variance Report” means a report delivered by the Issuer to the Consenting Holders, showing comparisons of actual results for each line item against such line item in the Approved Budget.

Section 1.02 Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement; and

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not.

SECTION 2. Closing.

Section 2.01 Closing and Location. The Closing will take place at the offices of Paul Hastings (200 Park Avenue, New York, New York 10166), remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of PDF documents), or such other place as will be mutually agreed to by the Issuer and the Requisite Consenting Holders.

SECTION 3. Agreements of the Consenting Holders.

Section 3.01 Support. During the Support Period and solely to the extent consistent with a Consensual Transaction, each Consenting Holder shall, as applicable, and in accordance with the commitments as described more fully in the Transaction Term Sheet:

(a) support, act in good faith, and take all reasonable actions necessary to implement and consummate a Consensual Transaction by February 17, 2023;

(b) timely vote, or cause to be voted, all of the claims (as defined in section 101(5) of the Bankruptcy Code) held by such Consenting Holder by timely delivering its duly executed and completed ballot(s) accepting any Plan (as defined in the Implementation Steps Memo), and filed by the Issuer following commencement of the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code;

(c) to the extent it is a Senior Secured Noteholder, consent to the Bridge Notes contemplated in the Transaction Term Sheet and timely execute and deliver such other and further instruments and documents reasonably necessary to allow for the issuance of the Bridge Notes on or prior to December 20, 2022;

(d) to the extent it is a Senior Secured Noteholder, contemporaneously with the consummation of a Consensual Transaction, participate in the Secured Exchange and the Secured Debt Private Placement in accordance with its commitments as specified in Schedule 1 to the Transaction Term Sheet (as in effect from time to time);

(e) to the extent it is a Convertible Noteholder, contemporaneously with the consummation of a Consensual Transaction, surrender its Convertible Notes for cancellation for no consideration and participate in the Convertible Notes Private Placement in accordance with its commitments as specified in Schedule 1 to the Transaction Term Sheet (as in effect from time to time);

(f) to the extent it is a Convertible Noteholder, agree to timely execute and deliver such other and further instruments and documents reasonably necessary to amend the Convertible Notes Indenture, as promptly as practicable and no later than December 13, 2022, to allow for and cause the consummation of the transactions contemplated in steps 3.1(a) of the Implementation Steps Memo;

(g) cooperate in good faith with the Issuer to provide for tax treatment for the Transaction reasonably satisfactory to the Issuer and the Consenting Noteholders;

(h) negotiate, complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein, which will be in form and substance materially consistent with this Agreement, the Transaction Term Sheet and the Implementation Steps Memo, and otherwise in form and substance reasonably satisfactory to the Issuer and the Requisite Affected Holders;

(i) give any notice, order, instruction, or direction to any trustee or collateral agent reasonably necessary to give effect to the Transaction;

(j) not direct any trustee or collateral agent to take any action inconsistent with such Consenting Holder’s obligations under this Agreement and, if any applicable trustee or collateral agent takes any action inconsistent with this Agreement, such Consenting Holder will use its commercially reasonable efforts to direct such trustee or collateral agent to cease, desist, and refrain from taking any such action unless necessary to effectuate the transactions contemplated by this Agreement;

(k) act in good faith consistent with this Agreement, including by providing consent to amendments to the Indentures reasonably necessary to permit or give effect to the Transaction; and

(l) refrain from directly or indirectly taking any action that would be inconsistent with this Agreement or interfere with the Transaction in any respect.

Notwithstanding anything in this Agreement to the contrary, (i) as determined to be necessary and advisable by the Required Consenting Holders at any time prior to the filing of a petition under the Bankruptcy Code, the Requisite Consenting Holders, in their sole discretion, may direct that the Transaction be implemented through an alternative transaction structure or means of implementation, (ii) nothing in this Section 3.01 or otherwise in this Agreement shall (a) require any Consenting Holder to take any action or to refrain from taking any action with respect to the Transaction to the extent it determines in good faith, upon advice of outside counsel, that the taking or failing to take such action would be inconsistent with applicable Law, and any such action or inaction pursuant to this Section 3.01 shall not be deemed to constitute a breach of this Agreement other than for purposes of determining whether an Issuer Termination Event has occurred that would entitle the Issuer to terminate this Agreement pursuant to Section 5.03(b) hereof, (b) require any Consenting Holder to provide any indemnity (other than any indemnification expressly provided for by Newco (as defined in the Implementation Steps Memo) pursuant to the Transaction) nor post any bond in connection with any action or the giving of any notice, order, direction, or instruction, or (c) prevent any Consenting Holders from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 3.02 Transfers. Other than as contemplated by the Transaction Term Sheet and the Implementation Steps Memo (or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion), each Consenting Holder agrees that during the Support Period, it shall not sell, assign, transfer, encumber, or otherwise dispose of (“Transfer”), directly or indirectly, any of the Senior Secured Notes, Convertible Notes, or any right or interest therein (collectively, the “Claims and Interests”) (including grant any proxies, deposit into a voting trust, or enter into a voting agreement with respect to such Claims and Interests), and any purported Transfer shall be void and without effect unless the transferee thereof (a) is an Initial Consenting Holder, (b) is a Related Fund of an Initial Consenting Holder, or (c) any other Person consented to by the Issuer (such consent not to be unreasonably conditioned, withheld, or delayed), provided that, before such Transfer, such transferee shall agree in writing for the benefit of the Parties to become a Consenting Holder and to be bound by all of the terms of this Agreement applicable to Consenting Holders (including with respect to any and all Claims and Interests it already may hold against or in the Issuer before such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit 1 (a “Joinder Agreement”)

and delivering an executed copy of the same within two Business Days following such execution, to Ropes, Pillsbury, and Paul Hastings, in which event, the transferee shall be deemed to be a Subsequent Consenting Holder hereunder to the extent of such transferred rights and obligations and the transferor shall be deemed to relinquish certain of its rights (and be released from certain of its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Holder agrees that any Transfer of any Claim and Interest that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

Section 3.03 Additional Claims or Interests. If any Consenting Holder acquires additional claims against or interests in the Issuer, including any Senior Secured Notes or Convertible Notes, then each such Consenting Holder will promptly notify Ropes, Pillsbury and Paul Hastings, and each such Consenting Holder agrees that the acquired claims or interests will be subject to this Agreement and subject to treatment materially consistent with the Transaction Term Sheet and otherwise reasonably acceptable to the Parties.

Section 3.04 Forbearance. To the extent inconsistent with the Transaction, the Consenting Holders agree to forbear during the Support Period from the exercise of (or to direct an agent or trustee to exercise) any and all rights and remedies in contravention of this Agreement, whether at law, in equity, by agreement, or otherwise, which are or become available to them in respect of the Senior Secured Notes, Convertible Notes, or any other Claims and Interests. Additionally, to the extent inconsistent with the Transaction, during the Support Period, the Consenting Holders agree not to support, join, or otherwise assist any Person in litigation against the Issuer in connection with the Transaction, Senior Secured Notes, Convertible Notes, or any other Claims and Interests; provided, that the foregoing will not limit any of the Consenting Holders’ rights to enforce any rights under this Agreement.

Section 3.05 Liquidity. Assuming compliance by the Issuer with Section 6.01 hereof, the Requisite Senior Secured Noteholders set forth on Schedule 1 to the Transaction Term Sheet shall fund the Bridge Notes by no later than December 20, 2022.

SECTION 4. Agreements of the Issuer.

Section 4.01 Support. Subject to Section 5.03, during the Support Period, the Issuer shall:

(a) use commercially reasonable efforts to obtain any required regulatory or third-party approvals for the Transaction,

(b) use commercially reasonable efforts to meet the Milestones, effectuate the Transaction contemplated in the Transaction Term Sheet and either the Implementation Steps Memo or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion, and to negotiate, complete, enter into, and effectuate the Definitive Documents, in each case within the timeframes contemplated herein, which will be in form consistent with this Agreement and the Transaction Term Sheet, and otherwise in form and substance reasonably satisfactory to the Issuer and the Requisite Affected Parties,

(c) work in good faith with the Consenting Holders to provide for tax treatment for the Transaction satisfactory to the Consenting Holders and provide any information reasonably requested by a Consenting Noteholder in order for the Consenting Holders to comply with any applicable tax filing obligation(s) related to the Transaction;

(d) (A) except as required to consummate the Strategic Change, (i) conduct the business (including the operation thereof) in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve its goodwill and present business relationships, including customers, vendors, and employees, and (iii) use commercially reasonable efforts to preserve and maintain its present properties and its tangible and intangible assets; and (B) not, other than in the ordinary course of its business, consistent with past practice, (i) acquire or dispose of any material asset, (ii) incur any material debt or liens, and (iii) take any other action outside of the ordinary course of business other than (x) with the prior written consent of the Requisite Senior Secured Noteholders, (y) as expressly contemplated by this Agreement, or (z) as required to consummate the Strategic Change;

(e) act in good faith consistent with this Agreement;

(f) subject to Section 4.02 and Section 23 hereof, not directly or indirectly take any action that would be inconsistent with this Agreement or interfere with the Transaction in any respect;

(g) deliver a Variance Report to the Consenting Holders not later than three (3) Business Days after the end of each calendar week beginning on the date of this Agreement and continuing until the consummation of a Consensual Transaction; and

(h) deliver to the Consenting Holders (either directly or via counsel) in connection with the Bankruptcy Case (as defined in the Implementation Steps Memo) (i) all financial reports, budgets, and forecasts delivered by the Issuer to any official committee of unsecured creditors appointed in the Bankruptcy Case or to the United States Trustee; (ii) to the extent reasonably feasible, copies of all proposed pleadings and other papers to be filed by the Issuer with the Bankruptcy Court (as defined in the Implementation Steps Memo), at least 24 hours in advance of such filing; (iii) copies of all pleadings and other papers filed by the Debtors with the Bankruptcy Court, promptly upon such filing; and (iv) copies of any and all other financial or other information or documentation that is reasonably requested by any of the Consenting Holders.

(i) use commercially reasonable efforts to cooperate, and to cause its direct and indirect subsidiaries to cooperate, with a designee of Newco (the “Designee”), subject to entry of the Designee into a customary nondisclosure agreement with the Company:

(i) to provide the Designee, upon reasonable prior notice to the Company, access to (a) the corporate, financial, and similar records, reports, and documents or other reasonably requested information of the Company, and to permit Designee to examine such documents and make copies thereof and (b) the Company’s officers, senior employees, and public accountants, and to afford Designee the opportunity to discuss and advise on the affairs, finances, and accounts of the Company with their officers, senior management, and public accountants (and, subject to any access letters or other requirements imposed by such accountants, to authorize such accountants to discuss with the Designee such affairs, finances, and accounts); and

(ii) with respect to the production of cash flow forecasts, business models, and any Variance Report.

Section 4.02 Additional Provisions. Notwithstanding anything to the contrary in this Agreement:

(a) nothing in this Agreement shall require the Company or the board of directors or similar governing body of the Issuer or a Company entity to take any action or to refrain from taking any action with respect to the Transaction to the extent it determines in good faith, upon the written advice of outside counsel, that the taking or failing to take such action would be inconsistent with applicable Law or, until the consummation of a Consensual Transaction, breach its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 4.02 shall not be deemed to constitute a breach of this Agreement other than for purposes of determining whether a Creditor Termination Event has occurred that would entitle the Requisite Consenting Noteholders to terminate this Agreement pursuant to Section 5.02(b) or Section 5.02(d) hereof;

(b) each Company entity and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (i) consider, respond to, discuss and negotiate alternatives to the Transaction; and (ii) provide access to non-public information concerning any Company entity to any person that enters into a reasonable and customary confidentiality agreement or nondisclosure agreement with any Company entity, provided that the Issuer shall promptly inform the Consenting Holders of the details and terms of any such alternative transaction, including without limitation, by providing a written copy of such alternative transaction;

(c) nothing in this Agreement shall prevent the Issuer from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or

(d) until the consummation of a Consensual Transaction, nothing in this Agreement shall abrogate the rights, power, or duties of the Company (acting through the respective directors, managers and officers of each Company entity) to make independent business decisions in the exercise of their fiduciary duties; provided, however, that nothing in this Section 4.02(d) shall affect the obligations of the Issuer pursuant to Section 4.01(d) hereof.

SECTION 5. Termination of Agreement.

Section 5.01 Generally. This Agreement (a) will automatically terminate upon the Closing Date, and (b) will automatically terminate upon the occurrence of any Creditor Termination Event (as defined below), and (c) will terminate, as to the Issuer, upon notice to the other Parties at any time after the occurrence and continuation of any Issuer Termination Event (as defined below); provided, however, that this Agreement may not be terminated if the occurrence of the Creditor Termination Event was the direct or indirect result of the actions, omissions or inaction of a majority of the Consenting Holders. Unless expressly stated otherwise, each of the dates in this Section 5 and in the definition of “Milestones” set forth in this Agreement, may be extended or waived by mutual agreement (which may be evidenced by e-mail confirmation) among the Issuer and (i) Consenting Senior Secured Noteholders holding, in the aggregate, a majority of the Senior Secured Notes held by all Consenting Senior Secured Noteholders as of the date of such extension or waiver and (ii) Consenting Convertible Noteholders holding, in the aggregate, a majority of the Convertible Notes held by all Consenting Convertible Noteholders as of the date of such extension or waiver.

Section 5.02 A “Creditor Termination Event” shall mean any of the following events:

(a) A Consensual Transaction has not been consummated by 11:59 p.m. (Eastern Time) on May 1, 2023 (the “Outside Date” and, such non-occurrence, an “Outside Date Termination Event”);

(b) the material breach by the Issuer of any covenant or obligation contained in this Agreement, including the failure by the Issuer to comply with a direction given by the Requisite Consenting Holders pursuant to Section 4.01(b) of this Agreement, which breach remains uncured for five (5) Business Days after the Issuer is informed by any Consenting Holder of the existence of such breach;

(c) the representations or warranties made by the Issuer in this Agreement were untrue in any material respect when made or have become untrue in any material respect, which remains untrue for five (5) Business Days after the Issuer receives notice from any Consenting Holder;

(d) the Issuer proposes or supports an alternative restructuring transaction other than as contemplated by this Agreement (an “Alternative Transaction”) or publicly announces its intention to pursue an Alternative Transaction, and does not rescind or withdraw such Alternative Transaction within five (5) Business Days after the Issuer is informed by the Requisite Consenting Holders that the Requisite Consenting Holders do not support such Alternative Transaction;

(e) the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its subsidiaries or of any substantial part of their property (such appointment or taking possession, a “Liquidation Termination Event”);

(f) the making by the Issuer of or any of its subsidiaries of any general assignment for the benefit of creditors other than as contemplated by the Transaction;

(g) [reserved];

(h) the Issuer or any of its subsidiaries (A) files with a court of competent jurisdiction, to the extent in contravention of this Agreement, the Transaction Term Sheet, the Implementation Steps Memo or such other transaction structure or means of implementation agreed to by the Requisite Consenting Holders in their sole discretion, (i) any motion or application seeking authority to sell any material assets outside the ordinary course of business without the prior written consent of the Requisite Consenting Holders, (ii) any motion, application, or adversary proceeding challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any liens, security interests, Claims, or Interests arising under the Indentures, (iii) any motion or application for relief from the automatic stay under the Bankruptcy Code or any similar stay under the laws of any jurisdiction to exercise any remedies against the Noteholder

First Lien Collateral (as defined in the Senior Secured Notes Indenture), (iv) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) a resolution for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), or (vi) any motion or application for the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, (B) has a secured party take possession of all or substantially all its assets, (C) causes any event with respect to it which, under the applicable Law of any jurisdiction, has an analogous effect to any of the events specified in the foregoing clauses of this Section 5.02(h), or any petition or request for relief analogous to the events specified in the foregoing clauses of this Section 5.02(h) is made or filed by the Issuer, any of its subsidiaries or any third party, and such petition or request is granted, or (D) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(i) the Issuer, without the prior written consent of the Requisite Consenting Holders, (i) incurs any indebtedness for borrowed money that is senior or pari passu to any of the obligations of the Consenting Holders or (ii) issues any equity;

(j) the Bankruptcy Court issues an order appointing a chapter 11 trustee;

(k) the Bankruptcy Court issues an order appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code, provided that an examiner appointed solely to review fees and expenses of retained professionals shall not constitute a termination event under this Section 5;

(l) the conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code;

(m) the dismissal of the Bankruptcy Case other than in connection with step 3.3 of the Implementation Steps Memo or with the consent of the Requisite Consenting Noteholders;

(n) the foreclosure (or the granting of a deed in lieu of foreclosure or the like) on or uninsured judgments against any assets of the Issuer which have an aggregate value in excess of $250,000 (a “Foreclosure Termination Event”);

(o) the failure to meet any Milestone in the timeframe required by such Milestone (such failure, a “Milestone Termination Event”); and

(p) any Variance Report indicates that aggregate actual cash disbursements for the period beginning on the date of this Agreement and ending on the date of delivery of such Variance Report exceed 20% of the aggregate budgeted cash disbursements for the same period as set forth in the Approved Budget (a “Variance Termination Event”).

Section 5.03 An “Issuer Termination Event” shall mean any of the following events:

(a) the Closing has not occurred by 11:59 p.m. (Eastern Time) on the Outside Date;

(b) the material breach by one or more of the Consenting Holders of any of the representations, warranties, covenants, or other obligations of such Consenting Holder set forth in this Agreement (including the representations and warranties made by such noteholders being untrue in any material respect when made or will have become untrue in any material respect), which breach remains uncured for five (5) Business Days after the applicable Consenting Noteholder receives notice from the Issuer;

(c) until the consummation of a Consensual Transaction, the board of directors of the Issuer reasonably determines in good faith upon the written advice of outside counsel that continued performance under this Agreement would breach its fiduciary duties under applicable law; and

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment or order has not been appealed, reversed, or vacated by the Outside Date.

Section 5.04 Mutual Termination. This Agreement may be terminated by mutual agreement of the Issuer and the Requisite Consenting Holders upon the receipt of written notice delivered in accordance with Section 19 hereof.

Section 5.05 Effect of Termination. Upon the termination of this Agreement in accordance with Section 5 hereof, this Agreement will forthwith become void and of no further force or effect and each Party will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had absent this Agreement and will be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable Law and, solely to the extent not released pursuant to consummation of a Consensual Transaction, all rights and remedies available to it under the Senior Secured Notes Indenture, the Convertible Notes Indenture, and any ancillary documents or agreements thereto; provided that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination. Upon any termination of this Agreement, other than in connection with the occurrence of the Closing, each Consenting Holder will be deemed to have automatically revoked and withdrawn its participation in and consent with respect to the Transaction, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement, and the Issuer agrees not to accept any such consents and to take all action necessary or reasonably required to allow the Consenting Holders to arrange with their custodian and brokers to effectuate the withdrawal of such consents, including the reopening or extension of any withdrawal or similar periods.

Section 5.06 Settlement. This Agreement and the Definitive Documents are part of a proposed settlement of a dispute among certain of the Parties. If the Closing does not occur and the Agreement is terminated according to and pursuant to this Section 5, nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to United States Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

SECTION 6. Additional Documents.

Section 6.01 Cooperation. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting, and execution and delivery of the Definitive Documents consistent with the Transaction Term Sheet and either the Implementation Steps Memo or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion.

SECTION 7. Representations and Warranties.

Section 7.01 Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof and solely as to itself and, where applicable, its Related Fund:

(a) such Party and, where applicable, its Related Fund, is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b) assuming the Consenting Holders consent to the transactions contemplated in this Agreement, the execution, delivery and performance by such Party and, where applicable, its Related Fund, of this Agreement does not and will not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) in the case of the Consenting Holders and, where applicable, its Related Fund, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, and (iii) in the case of the Issuer, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party;

(c) except as set forth in the Implementation Steps Memo or such other transaction structure or means of implementation or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion, the execution, delivery and performance by such Party and, where applicable, its Related Fund, of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body; and

(d) this Agreement is the legally valid and binding obligation of such Party and, where applicable, its Related Fund, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court.

Section 7.02 Each Consenting Holder severally (and not jointly), represents and warrants to the other Parties that, as of the date hereof, such Consenting Holder (a) is not a Qualified Marketmaker with respect to the Senior Secured Notes or Convertible Notes set forth below its name on the signature page, (b) (i) is the beneficial owner of the Senior Secured Notes or Convertible Notes set forth below its name on the signature page (which amount, for the avoidance of doubt, are expressed exclusive of any such notes reflecting pay-in-kind interest due and payable in respect of the October 15, 2022 interest payment date and the November 15, 2022 interest payment date, respectively, thereon) or (ii) has, with respect to the beneficial owners of such Senior Secured Notes or Convertible Notes (x) sole investment or voting discretion with respect to such Senior Secured Notes or Convertible Notes, (y) full power and authority to vote on and consent to matters concerning such Senior Secured Notes or Convertible Notes to exchange, assign, or transfer such Senior Secured Notes or Convertible Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owners.

Section 7.03 The Issuer represents and warrants to the other Parties that, as of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective SEC Documents. None of the SEC Documents, at the time they were filed or furnished, nor any of the representations set forth in this Section 7.03, as qualified thereby, contained or contain (as applicable) any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein or herein, in the light of the circumstances under which they were made, not misleading.

SECTION 8. Disclosure; Publicity.

Section 8.01 Not later than the open of business on the Business Day that is four Business Days after the Support Effective Date, the Issuer will file one of more Current Reports on Form 8-K with the SEC describing the existence of this Agreement and the terms hereof, including the terms of the transactions contemplated thereby. If the Issuer fails to make the foregoing disclosures in compliance with the terms specified herein, any Consenting Holder may publicly disclose the foregoing, including this Agreement, and all of its exhibits and schedules (subject to the redactions called for by this Section 8 hereof), and the Issuer hereby waives any claims against the Consenting Holder arising as a result of such disclosure by a Consenting Holder in compliance with this Agreement. Any such disclosure shall not disclose the identity of the Consenting Noteholders.

Section 8.02 The Issuer will use commercially reasonable efforts to submit drafts to Ropes and Pillsbury of any documents that constitute disclosure of the existence or terms of this Agreement or the transactions contemplated therein or any amendment to the terms of this Agreement at least two Business Days before making any such disclosure (if practicable, and if two Business Days before is not practicable, then as soon as practicable but in no event less than

24 hours before making any such disclosure), and will afford them a reasonable opportunity to comment on such documents and disclosures and will incorporate any such reasonable comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Issuer and any Consenting Holder, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Holder), other than advisors to the Issuer, the principal amount or percentage of any Senior Secured Notes, Convertible Notes, or any other securities of the Issuer held by any Consenting Holder, in each case, without such Consenting Holder’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party will afford the relevant Consenting Holder a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure, in each case to the extent permitted by law, and (b) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Senior Secured Notes and Convertible Notes held by all the Consenting Holders collectively. Notwithstanding the provisions in this Section 8, any Party hereto may disclose, if consented to in writing by a Consenting Holder, such Consenting Holder’s individual holdings.

SECTION 9. Amendments and Waivers.

Except as otherwise expressly set forth herein, (a) the Issuer may waive, modify, amend or supplement any of the Definitive Documents in a manner that is technical or conforming in nature without the consent of any Consenting Holder, (b) this Agreement, the form of Joinder Agreement, the Transaction Term Sheet, the Implementation Steps Memo, or any form of or term sheet for a Definitive Document may not be waived, modified, amended or supplemented except in a writing signed by the Issuer and the Requisite Consenting Holders; and (c) any other change, modification, or amendment to the economic terms of the Transaction Term Sheet, the Implementation Steps Memo, or such other transaction structure or means of implementation or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion, that have a material and adverse effect on any Consenting Noteholder may not be made without the written consent of the Issuer and each Consenting Holder. No waiver, modification, amendment, or supplement to this Agreement, including any exhibits hereto, that is disproportionately adverse to any Consenting Holder as compared to similarly situated Consenting Holders shall be binding upon such Consenting Holder unless such Consenting Holder has consented in writing to such waiver, modification, amendment or supplement. Notwithstanding the foregoing, Schedule 1 to the Transaction Term Sheet may be updated to allocate or reallocate commitment amounts thereunder as between Consenting Holders in connection with (i) any Joinder Agreement, (ii) any Transfer of Senior Secured Notes or Convertible Notes, or (iii) otherwise, in each case with the consent of only the Consenting Holders affected by such allocation or reallocation.

SECTION 10. Effectiveness.

This Agreement will become effective and binding on (a) the Issuer and the Initial Consenting Holders on the date of the Support Effective Date and (b) any Subsequent Consenting Holder upon delivery of a validly completed Joinder Agreement and of a signed acknowledgement from the Issuer to the other Parties; provided that signature pages executed by Consenting Holders will be delivered to (x) other Consenting Holders in a redacted form that removes such Consenting Holder’s holdings of the Senior Secured Notes or Convertible Notes, and (y) the Issuer, Paul Hastings, Ropes and Pillsbury in an unredacted form.

SECTION 11. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION TERM SHEET OR THE IMPLEMENTATION STEPS MEMO, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12. Specific Performance/Remedies; Remedies Cumulative; Reimbursement of Expenses.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to specific performance and injunctive or other equitable relief (including attorneys fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. At (a) the consummation of a Consensual Transaction and (b) the Closing, the Issuer agrees to pay all reasonable and documented fees and expenses of Ropes and its local counsel incurred in connection with the representation of the Initial Consenting Holders prior to the date hereof and through and including the Closing Date, including, without limitation, all reasonable and documented fees and expenses of Ropes incurred in connection with the negotiation of this Agreement, in accordance with the Transaction Term Sheet.

SECTION 13. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, Sections 5.05, 8, and 11–21 will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement will survive such termination.

SECTION 14. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

SECTION 15. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

SECTION 16. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof.

SECTION 17. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Issuer and any Consenting Holder (or any advisor thereto) will continue in full force and effect in accordance with the terms thereof. For the avoidance of doubt, this Agreement supersedes the Commitment Letter, dated as of November 9, 2022, by and among the Issuer and certain of the Consenting Holders (the “Commitment Letter”), and the Parties acknowledge and agree that the Commitment Letter shall hereby be deemed terminated and all obligations thereunder extinguished automatically and without the need for any action by the parties thereto.

SECTION 18. Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, which will be deemed to be an original for the purposes of this paragraph.

SECTION 19. Notices.

All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1)	If to the Issuer, to:

Quotient Limited

PO Box 1075—JTC House

28 Esplanade, St Helier

Jersey JE4 2QP

Channel Islands

Attention: Manuel O. Méndez

with a copy (which will not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention:	Matthew Murphy, Esq. (mattmurphy@paulhastings.com)

 Christopher Guhin, Esq. (chrisguhin@paulhastings.com)

(2)	If to an Initial Consenting Holder, to the addresses or electronic mail addresses set forth below such noteholder’s signature, with a copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:	Ryan Preston Dahl, Esq. (ryan.dahl@ropesgray.com)

 Sam Badawi, Esq. (sam.badawi@ropesgray.com)

 Jonathan Gill, Esq. (jonathan.gill@ropesgray.com)

and to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention:	Joshua D. Morse, Esq. (joshua.morse@pillsburylaw.com)

 John A. Pintarelli, Esq. (john.pintarelli@pillsburylaw.com)

(4)	If to a Subsequent Consenting Holder, to such address as provided by such Subsequent Consenting Holder to the Issuer upon execution of a Joinder Agreement.

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

SECTION 20. Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (a) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (b) purchase, sell, or enter into any transactions in connection with the Senior Secured Notes or Convertible Notes, (c) enforce any right under the Indentures, subject to the terms hereof, (d) consult with other Consenting Holders, other holders of Senior Secured Notes or Convertible Notes, or any other Party regarding the Transaction, or (e) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents.

SECTION 21. Relationship among Parties.

It is understood and agreed that no Consenting Holder has any duty of trust or confidence in any kind or form with any other Consenting Holder, and, except as expressly provided in this Agreement, there are no commitments between them. In this regard, it is understood and agreed that any Consenting Holder may acquire Senior Secured Notes, Convertible Notes, or other debt or equity securities of the Issuer without the consent of the Issuer or any other Consenting Holder, subject to applicable securities laws and the terms of this Agreement; provided, that, no Consenting Holder will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

SECTION 22. Representation by Counsel; Adequate Information.

Section 22.01 Each Consenting Holder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company. Each Party acknowledges that it has had an opportunity to receive information from the Issuer and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived. This Agreement is the product of negotiations among the Issuer and the Consenting Holders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

Section 22.02 Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities. Any such offer will be made only in compliance with all applicable securities Laws and/or other applicable Law. Although each Party believes this Agreement does not constitute or contain an offering of securities, each Consenting Holder acknowledges, agrees, and represents to the other Parties that it (a) is either an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act or a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (b) understands that the securities to be acquired by it pursuant to the Transaction have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Holder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (c) has such knowledge and experience in financial and business matters that such Consenting Holder is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Transaction and understands and is able to bear any economic risks with such investment.

SECTION 23. Fiduciary Duties.

Notwithstanding any other provision in this Agreement to the contrary, until the consummation of a Consensual Transaction, nothing in this Agreement shall require the Company, nor any board of directors or managers of the Company or any of its direct or indirect subsidiaries, to take or refrain from taking any action pursuant to this Agreement (including, without limitation, terminating this Agreement pursuant to Section 5.03(c) hereof), to the extent the board of directors or managers reasonably determines in good faith, based on the written advice of outside counsel, that taking, or refraining from taking, such action, as applicable, would be a breach of its fiduciary obligations under applicable Law (including, for the avoidance of doubt, to the extent the taking, or refraining from taking, such action, as applicable, would be in violation of applicable law, or the consummation of which would require expenditures in excess of the Issuer’s available liquidity), and any such action or inaction pursuant to such exercise of such fiduciary duties shall not be deemed to constitute a breach of this Agreement other than for purposes of determining whether a Creditor Termination Event has occurred that would entitle the Requisite Consenting Noteholders to terminate this Agreement pursuant to Section 5.02(b) or Section 5.02(d). The Company shall promptly (and in any event within two (2) business days following such determination) notify each of the Consenting Holders of any such determination.

SECTION 24. Email Consents.

Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 19) to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Quotient Ltd.

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Chief Executive Officer

Table of Exhibits

Exhibit	Document
1 2	Form of Joinder Agreement Specified Noteholders
A	Transaction Term Sheet
B	Implementation Steps Memo
C	Approved Budget

Exhibit 1

Form of Joinder Agreement

[***]

Exhibit 2

Specified Noteholders

[***]

Exhibit A

Transaction Term Sheet

Quotient Limited

TRANSACTION TERM SHEET

This term sheet (“Term Sheet”) sets forth the material terms for the restructuring and related funding transactions (the “Transaction”) of, among other things, (i) the obligations under that certain Indenture, dated as of October 14, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Senior Secured Notes Indenture”), by and among Quotient Limited, a public limited liability no par value company formed under the laws of Jersey, Channel Islands (the “Issuer” and, together with its direct and indirect subsidiaries, the “Company”), the Guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and (ii) the obligations under that certain Indenture, dated as of May 26, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Convertible Notes Indenture” and, together with the Senior Secured Notes Indenture, the “Indentures”), by and among the Issuer, the Guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Senior Secured Notes Indenture or the Convertible Notes Indenture, as applicable, or, if not defined therein, as defined in the Transaction Support Agreement to which this Term Sheet is attached.

Overview

The Transaction will provide for, among other things:

•   A comprehensive restructuring of the Company’s capital structure consistent with the terms and conditions of this Term Sheet that provides funding to the Company and restructures the debt obligations under the Indentures.

•   The exchange of obligations under the Senior Secured Notes Indenture for new senior secured notes issued by a subsidiary of a Delaware limited partnership (together with its subsidiaries and affiliates, as applicable, “Newco”) or, with the consent of the Requisite Senior Secured Holders, new senior secured term loans to a subsidiary of Newco (such notes or term loans, the “New Senior Secured Debt”), coupled with a private placement (the “Secured Debt Private Placement”) of common equity interests in Newco (and corresponding membership interests in its general partner (“GP”)) to the holders of existing notes under the Senior Secured Notes Indenture, inclusive of a grant of additional common equity interests in Newco (and corresponding membership interests in GP) to participants in the Secured Debt Private Placement, as set forth below.

•   The satisfaction of the interest amounts due on November 15, 2022 under the Convertible Notes Indenture pursuant to the transactions set forth in steps 3.1(a) and 3.1(c) of the Implementation Steps Memo, and the extinguishment of the obligations under the Convertible Notes Indenture, coupled with a private placement (the “Convertible Notes Private Placement” and, together with the Secured Debt Private Placement, the “Private Placements”) of additional common equity interests in Newco (and corresponding membership interests in GP) to the holders of existing notes under the Convertible Notes Indenture, inclusive of a grant of additional common equity interests in Newco (and corresponding membership interests in GP) to participants in the Convertible Notes Private Placement, as set forth below.

Implementation:	The Transaction will be consummated pursuant to a Consensual Transaction in all material respects with the terms and conditions of this Term Sheet and pursuant to the steps set forth in the Implementation Steps Memo or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion. The effective date of the Transaction (the “Effective Date”) will be the date upon which a Consensual Transaction or such other transaction structure or means of implementation, as directed by the Requisite Consenting Holders in their sole discretion, is consummated. On or prior to the Effective Date, Newco will create a new, wholly owned company (in a jurisdiction chosen by the Requisite Consenting Holders in their sole and absolute discretion) (“Finance Co”) as its direct subsidiary, which will in turn create a new, wholly owned Jersey company (“Merger Co”) as its direct subsidiary, and substantially all of the assets of the Issuer will be transferred to Finance Co.

Senior Secured Notes Indenture

Each noteholder under the Senior Secured Notes Indenture (including, to the extent its commitments are assigned to one of its Related Funds, any such Related Fund, a “Senior Secured Noteholder”) agrees to exchange (the “Secured Exchange”) (i) its Senior Secured Notes (inclusive of the October 15, 2022 interest payment paid or deemed to be paid thereon in-kind and any accrued but unpaid interest, but other than the Bridge Notes) for New Senior Secured Debt at an implied discount of 20% off of the aggregate total principal amount of $136,904,167 of Senior Secured Notes, resulting in the issuance of $109,523,333.60 of New Senior Secured Debt, and (ii) its Bridge Notes for New Senior Secured Debt at face value, resulting in the issuance of an additional $10,000,000 of New Senior Secured Debt.

The Senior Secured Noteholders will agree to customary restrictions on the transfer of their existing Notes under the Senior Secured Notes Indenture.

Senior Secured Noteholder Private Placement

On the Effective Date, each Senior Secured Noteholder will purchase (pro rata based on such Senior Secured Noteholder’s percentage ownership of Senior Secured Notes or as otherwise mutually agreed among the Senior Secured Noteholders, in each case as reflected on the commitment schedule attached hereto as Schedule 1) its committed portion of an aggregate of $13 million in new common equity interests in Newco (and corresponding membership interests in GP) at a discount of 35% to the Agreed Equity Value (as defined below).

In addition, each Senior Secured Noteholder will receive its applicable share (based off its participation percentage in connection with the Senior Secured Noteholder Private Placement) of an aggregate of $20 million in new common equity interests in Newco (and corresponding membership interests in GP) at the Agreed Equity Value.

“Agreed Equity Value” means a total equity value of $50 million.

Convertible Notes Indenture

Each noteholder under the Convertible Notes Indenture (including, to the extent its commitments are assigned to one of its Related Funds, any such Related Fund, a “Convertible Noteholder” and, together with the Senior Secured Noteholders, the “Noteholders”) agrees that the notes under the Convertible Notes Indenture shall be extinguished for no value, other than the purchase right set forth below.

The Convertible Noteholders will agree to customary restrictions on the transfer of their existing Notes under the Convertible Notes Indenture.

Convertible Noteholder Private Placement

On the Effective Date, each Convertible Noteholder will purchase (pro rata based on such Convertible Noteholder’s percentage ownership of Convertible Notes or as otherwise mutually agreed among the Convertible Noteholders, in each case as reflected on the commitment schedule attached hereto as Schedule 1) its committed portion of an aggregate of $28 million in new common equity interests in Newco (and corresponding membership interests in GP) at a discount of 35% to the Agreed Equity Value.

In addition, each Convertible Noteholder will receive its applicable share (based off its participation percentage in connection with the Convertible Noteholder Private Placement) of an aggregate of $30 million in new common equity interests in Newco (and corresponding membership interests in GP) at the Agreed Equity Value.

Existing Equity Interests	All of the equity interests in the Issuer (including without limitation, all series and classes of preferred and/or common stock and any options, warrants or other equity rights) existing prior to the date of the merger contemplated by Steps 6.1-6.6 of the Implementation Steps Memo (the “Merger Date”) shall be extinguished, cancelled or otherwise rendered valueless, with no surviving rights following the Merger Date, and with the Issuer becoming a wholly owned subsidiary of Newco on the Merger Date.

New Senior Secured Debt

Material terms for the New Senior Secured Debt will include:

•   The New Senior Secured Debt shall be secured by a first lien on substantially the same collateral and assets of Newco and the Guarantors that were subject to liens under the Senior Secured Notes Indenture

•   The New Senior Secured Debt will (i) mature 5 years (or, with the consent of the Requisite Senior Secured Noteholders, 7 years) from the Closing Date and (ii) bear interest at a rate of 12% payable in kind for the first three years (or, with the consent of the Requisite Senior Secured Noteholders, two years) following the Closing Date, and thereafter payable in cash.

•   Newco will be required to make a mandatory offer to repurchase the New Senior Secured Debt with 100% of the net proceeds of a sale of Alba.

•   The mandatory offers to purchase, covenants and events of default of the New Senior Secured Debt shall be substantially the same as those under the Senior Secured Notes Indenture.

•   The New Senior Secured Debt shall be redeemable at a price of 103% of the principal amount thereof, plus accrued and unpaid interest, until the second anniversary of the Closing date, and at par (plus accrued and unpaid interest) thereafter.

Royalty Rights	All existing Royalty Rights and Royalty Right Agreements (each as defined in the purchase agreements, dated as of October 14, 2016 and January 15, 2019, by and between the Company and the noteholders party thereto) shall remain in effect with adjustments to their terms to address the Strategic Change, including to add the receipt of royalty payments on the MosaiQ product, and otherwise in accordance with their terms, and the Company’s obligations thereunder shall be transferred or novated together with, and in connection with the transfer of, the Issuer’s assets and liabilities to Finance Co pursuant to the Implementation Steps Memo and as described therein, subject to further changes as directed by the Requisite Senior Secured Noteholders and the Issuer to effectuate the foregoing, and the Company agrees not to take any action to the contrary.

General Unsecured Claims	Other than as specified herein, all other existing general unsecured indebtedness or other claims against the Company shall be unimpaired and assigned to Newco pursuant to the transactions contemplated by the Implementation Steps Memo.

Restructuring Expenses:	On the Effective Date, Newco agrees to pay the reasonable and documented out-of-pocket fees, costs and expenses of Ropes and its local counsel, as well as any other reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company and the Trustee (collectively, the “Transaction Expenses”).

Tax Structure:	To the extent reasonably practicable, the Transaction contemplated by this Term Sheet will be structured in a manner reasonably acceptable to the Requisite Consenting Holders and the Company, which (a) minimizes any cash taxes payable as a result of the consummation of the Transaction, (b) maximizes the favorable tax attributes (including tax basis) of Newco and its prospective subsidiaries going forward and (c) otherwise achieves such tax-planning outcomes as reasonably requested by the Consenting Holders or the Company.

Liquidity	The Requisite Senior Secured Noteholders shall fund, in each case as reflected on the commitment schedule attached hereto as Schedule 1, their commitment portion of $10 million United States dollars of indebtedness to the Company (the “Bridge Notes”), not later than December 20, 2022, which funding shall be in the form of additional notes issued under the Senior Secured Notes Indenture and having the same terms as the notes currently outstanding thereunder (except that the Bridge Notes shall, to the extent the requisite consent shall have been received, have priority in right of payment over the notes currently outstanding under the Senior Secured Notes Indenture). For the avoidance of doubt, the funding of the Bridge Notes shall be in lieu of, and will replace, any commitments or obligations under the Commitment Letter.

Management Incentive Plan:	On the Effective Date, Newco shall implement a management incentive plan (the “Management Incentive Plan”) under which an agreed upon percentage of the equity interests in Newco and/or a subsidiary that are issued and outstanding on the Effective Date will be reserved for issuance as awards. For the avoidance of doubt, the equity interests reserved for issuance under the Management Incentive Plan shall not be subject to dilution on account of equity issued on account of the Private Placements. The terms of and initial awards under the Management Incentive Plan shall be determined by the management of the Issuer, the board of Directors of Newco, and the Requisite Consenting Holders on or before the Effective Date.

Definitive Documents:	This Term Sheet shall be subject to the execution of definitive documents, which documents shall contain terms, conditions, representations, warranties, and covenants customary for the transactions described herein and shall be substantially consistent with the terms of this Term Sheet and in form and substance mutually agreed to by the Issuer and the Requisite Consenting Holders.

Newco Governance:	The organizational documents of Newco (and any other documents or agreements related thereto) shall be in form and substance as determined by, and shall incorporate such shareholder rights as agreed to by, the Requisite Consenting Holders in their sole discretion, and shall otherwise be in form and substance reasonably acceptable to the Issuer.

Existing Compensation and Benefit Plans:

Except as described below, the Noteholders consent to and shall support the approval and assumption/assignment of the Company’s written contracts, agreements, policies, programs, and plans for, among other things, compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance, and accidental death and dismemberment insurance.

On or after the Effective Date, each current employee who is currently party to an employment agreement with the Issuer (each, an “Employment Agreement”) shall either: (i) have such Employment Agreement assigned to Newco; or (ii) receive a new employment agreement on terms satisfactory to such employee and to the Requisite Consenting Holders.

Indemnification of Prepetition Directors, Officers, Managers, et al.:	Under the Transaction, to the extent consistent with applicable law, the indemnification obligations for the Issuer’s and other Company entities’ current and former directors, officers, managers, and employees, and current attorneys, accountants, investment bankers, and other professionals of the Issuer, as applicable, shall remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, in each case so long as such indemnification obligations are set forth in any of: (a) the organizational documents of an entity of Company; (b) an Employment Agreement; or (c) an engagement or retention letter as to professional or advisory services.

Director and Officer Liability Policy:	On or prior to the Effective Date, the Company will obtain sufficient liability insurance policy coverage reasonably acceptable to the Requisite Consenting Holders for the six-year period following the Effective Date for the benefit of the Issuer’s and other Company entities’ current and former directors, managers, officers, and employees on terms no less favorable than the Issuer’s existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement, in each case as reasonably agreed to by the Issuer and the Requisite Consenting Holders.

Mutual Releases:	The Definitive Documents shall include and provide customary mutual releases (including third party releases) and exculpation provisions, with customary carve-outs and limitations, in each case, to the fullest extent permitted by law.

Ownership Limitation:	Notwithstanding anything to the contrary herein, in the Transaction Support Agreement, or in the Implementation Steps Memo, any Noteholder, in its sole discretion, may elect to have any voting securities of Newco (and in any general partner of Newco or entity controlling such general partner) issuable to such Noteholder in connection with the Transaction which would cause such Noteholder to beneficially own at any time in excess of 19.99% of the outstanding voting power of Newco (and any general partner of Newco or entity controlling such general partner) to instead be issued in the form of pre-funded warrants of, or non-voting ownership interests in, Newco (and in any general partner of Newco or entity controlling such general partner), in each case exercisable or convertible into voting securities in Newco (and in any general partner of Newco or entity controlling such general partner) upon 61 days’ notice, except that any such Noteholder may elect, in its sole discretion, to have such limitation on conversion or exercise be subject to waiver upon the occurrence of certain change of control, company sale or similar events.

SCHEDULE 1

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Exhibit B

Implementation Steps Memo

Quotient Limited

IMPLEMENTATION STEPS MEMO

This Implementation Steps Memo (“Implementation Steps Memo”) sets forth the material steps for implementing the restructuring and related funding transactions contemplated by the Transaction Support Agreement (the “TSA”) to which this Implementation Steps Memo is attached. Notwithstanding anything contained in this Implementation Steps Memo, the Transaction may be implemented through such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the TSA or, if not defined therein, as defined in the Transaction Term Sheet (as defined in the TSA).

1	INTRODUCTION

1.1

Quotient Limited (“Issuer Co”) is a company incorporated in Jersey. It is the issuer of the existing $132,916,667 (exclusive of any pay-in-kind interest payments due and payable in respect of the October 15, 2022 interest payment thereon) of Senior Secured Notes (the “Secured Notes”) and $105 million of Convertible Notes (the “Convertible Notes” and with the Secured Notes, the “Notes”).

2	INCORPORATION OF NEWCO

2.1

The Secured Noteholders will create a Delaware limited partnership (“Newco”) and a Delaware limited liability company (“GP”), in each case owned by the Secured Noteholders pro rata to their ownership of the Secured Notes (or as otherwise agreed by the Secured Noteholders), such ownership interests (the “Initial Equity”) subject to forfeiture in connection with the effectuation of Step 3.1. GP will be the general partner of Newco. GP will have an operating agreement that vests all governance in a manager (“Ultimate Manager”), a third party fiduciary whose sole purpose will be to manage GP and direct GP and Newco to effectuate the structuring steps described herein (or such other transaction structure or means of implementation as directed by the Requisite Consenting Holders in their sole discretion), with Ultimate Manager subject to supervision by the members of GP, acting by majority vote.

2.2

Newco will create a new, wholly owned company (in a jurisdiction chosen by the Requisite Consenting Holders in their sole and absolute discretion) (“Finance Co”) as its direct subsidiary, which will in turn create a new, wholly owned Jersey company (“Merger Co”) as its direct subsidiary.

2.3

Issuer Co’s ordinary shares shall be delisted from Nasdaq and deregistered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as possible, with a suspension of Issuer Co periodic reporting obligations under Section 15(d) of the Exchange Act to be effectuated as soon as permissible under Exchange Act rules and regulations.

3	CONSENSUAL TRANSACTION

3.1	Issuer Co and all of the holders of the Secured Notes (the “Secured Noteholders”) and all of the holders of the Convertible Notes (the “Convertible Noteholders”) will agree to the following:

(a)

the Convertible Noteholders will agree to the payment in kind of the November 2022 interest payment due in respect of the Convertible Notes, and, in exchange for the issue of certain rights to acquire limited partnership interests of Newco in (n) below, transfer debt due under the Convertible Notes in an amount equal to such interest payment (“Convertible Notes Transferred Principal”) to Newco;

(b)

Newco will contribute the rights under the Convertible Notes Transferred Principal to Finance Co to subscribe for common equity interests in Finance Co, and in turn Finance Co will contribute part of the Convertible Notes Transferred Principal to Merger Co to subscribe for common equity interests in Merger Co;

(c)

Merger Co and Finance Co will agree to, in exchange for the issuance of preference shares in Issuer Co, transfer the Convertible Notes Transferred Principal to Issuer Co, at which point the Convertible Notes Transferred Principal will be cancelled and extinguished;

(d)

the Secured Noteholders will agree to, in exchange for a limited partner interest in Newco subject to forfeiture to the extent such Secured Noteholder does not subscribe for a limited partner interest in Newco noted in (m) below and the rights to receive Finance Co Notes noted in (j) below in respect of such Secured Notes in connection with the BTA, transfer the debt due under or in respect of the Secured Notes, and all related claims against Issuer Co and its subsidiaries, as issuer and guarantors, respectively, to Newco (the “Secured Notes Receivable”);

(e)

the Convertible Noteholders will agree to, in exchange for a limited partner interest in Newco subject to forfeiture to the extent such Convertible Noteholder does not subscribe for a limited partner interest in Newco noted in (n) below, transfer the debt due under or in respect of the Convertible Notes, and all related claims against Issuer Co and its subsidiaries, as issuer and guarantors, respectively, to Newco (the “Convertible Notes Receivable”);

(f)

Newco will contribute part of the right to receive the Secured Notes Receivable to Finance Co to subscribe for common equity interests in Finance Co, and in turn Finance Co will contribute such part of the Secured Notes Receivable to Merger Co to subscribe for common equity interests in Merger Co;

(g)	Merger Co will forgive the Secured Notes Receivable it holds to subscribe for the issuance of ordinary shares in Issuer Co;

(h)	Issuer Co will enter into a business and asset transfer agreement (the “BTA”) between Issuer Co, Newco and Finance Co under which Issuer Co will:

(i)	transfer all of the shares of its subsidiaries to Finance Co;

(ii)

transfer all of its other assets to Finance Co other than shares and/or interest (directly or indirectly) held in Credit Suisse Virtuoso SICAV-SIF and any and all of its claims and legal remedies arising out of or in connection with the Issuer Co’s investment in the Credit Suisse (Lux) Supply Chain Finance Fund, regardless of their nature (civil, criminal or administrative) (the “Greensill Claims”) but under the BTA Issuer Co will commit to transfer to Finance Co the proceeds of the Greensill Claims and give Finance Co the right to instruct Issuer Co with respect to the conduct of such claims (where the transfer of any asset requires the consent of a third party, Issuer Co will undertake to use its best efforts to obtain that consent); and

(iii)

novate or otherwise assign all its liabilities (including all existing Royalty Rights and Royalty Right Agreements (each as defined in the purchase agreements, dated as of October 14, 2016 and January 15, 2019, by and between Issuer Co and the noteholders party thereto) other than those to or in respect of Newco, in each case to Finance Co (where the novation or assignment of any liability requires the consent of a third party, Issuer Co will undertake to use its best efforts to obtain that consent and until such time as that consent is obtained Finance Co shall indemnify Issuer Co in respect of such liability);

(i)

In connection with the BTA, (A) Issuer Co will receive not more than 49% of Finance Co equity interests and $119,523,333.60 of new secured notes or new senior secured term loans from Finance Co to Issuer Co (“Finance Co Notes”) and (B) Newco will forgive a portion of the Secured Notes Receivable and the Convertible Notes Receivable and will receive from Issuer Co in respect thereof all Finance Co equity interests and Finance Co Notes it received as described in clause (A), such that Newco will own such Finance Co equity interests and Finance Co Notes in accordance with the paragraph headed “Senior Secured Notes Indenture” in the Transaction Term Sheet.

(j)

Newco will distribute the Finance Co Notes to the Secured Noteholders in respect of their respective Newco limited partner interests such that the Secured Noteholders will be holders of the Finance Co Notes in accordance with the paragraph headed “Senior Secured Notes Indenture” in the Transaction Term Sheet.

(k)

Newco will contribute the remaining portion of the Secured Notes Receivable and the Convertible Notes Receivable to Finance Co to subscribe for common equity interests in Finance Co, and in turn Finance Co will transfer all of the Convertible Notes Receivable and all but a $1,000,000.00 retained debt claim of the Secured Notes Receivable (such retained debt claim, the “Retained Debt”) to Issuer Co in exchange for new common equity interests in Issuer Co representing a very substantial majority of all of the ordinary issued interests in Issuer Co, at which point the Convertible Notes Receivable and the Secured Notes Receivable (other than the Retained Debt) will be cancelled and extinguished;

(l)	[Reserved];

(m)

the Secured Noteholders will contribute $13 million to Newco in respect of their respective limited partner interests in Newco (and corresponding membership interests in GP) as contemplated by the paragraph headed “Senior Secured Noteholder Private Placement” in the Transaction Term Sheet;

(n)

the Convertible Noteholders will contribute $28 million to Newco in respect of their respective limited partner interests in Newco (and corresponding membership interests in GP) as contemplated by the paragraph headed “Convertible Noteholder Private Placement” in the Transaction Term Sheet; and

(o)

the Secured Noteholders and the Convertible Noteholders will receive their proportionate amounts of $20 million and $30 million, respectively, of Newco’s partnership interests (and corresponding membership interests in GP) corresponding to their participation in the Senior Secured Noteholder Private Placement and Convertible Noteholder Private Placement, respectively. Following the transactions in Step 3.1, the Secured Noteholders and the Convertible Noteholders will collectively own 100% of the outstanding equity interests of Newco and the membership interests in GP in accordance with the Term Sheet, and Ultimate Manager shall be removed, with members of GP installing a board of managers to manage GP, as agreed among such members.

3.2

Issuer Co will file a petition for relief in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) along with motions seeking customary first day relief thereby commencing a case under chapter 11 of the Bankruptcy Code (as defined in the TSA) (the “Bankruptcy Case”) in order to effectuate a plan of reorganization, which shall be acceptable in all respects to the Requisite Consenting Holders (as defined in the TSA) in their sole and absolute discretion and that implements the fully consensual restructuring contemplated by Step 3.1 (the “Plan”). The transactions in subsections (d)-(o) of Step 3.1 will only occur when the Plan becomes effective after the Bankruptcy Court enters an order confirming the Plan, which shall be acceptable in all respects to the Requisite Consenting Holders (the “Confirmation Order”) and shall waive the stay provided under Rule 3020(e) of the United States Federal Rules of Bankruptcy Procedure and become a final order, and such transactions in subsections (d)-(o) of Step 3.1 shall be consummated substantially contemporaneously on the effective date of the Plan.

3.3

If, after consultation with Issuer Co, the Requisite Consenting Holders provide written notice to Issuer Co documenting their reasonable belief that the Confirmation Order is unlikely to be entered on a timely basis by the Bankruptcy Court, either due to failure of the Bankruptcy Court to enter the Confirmation Order on or before February 17, 2023, such Confirmation Order being entered and then either stayed or becoming subject to appeal, or otherwise, then Issuer Co shall immediately seek dismissal of the Bankruptcy Case and, upon such dismissal, unless otherwise instructed by the Requisite Consenting Holders, thereafter shall make any appropriate or necessary filings with the United States Securities and Exchange Commission in connection with the implementation of the Transaction, including as applicable, with respect to Rule 13e-3 and Rule 13e-4 under the Exchange Act, and upon effectiveness of any approvals obtained as a result of such filings with the United States Securities and Exchange Commission, the transactions in subsections (d)-(o) of Step 3.1 shall be consummated substantially contemporaneously on the effective date of such approval(s).

4	MERGER TRANSACTION

4.1

Once the transactions under the Consensual Transaction (as defined in the TSA) are complete, subject to the receipt of any required third party consent, Issuer Co will have no assets or liabilities save for the Greensill Claims (the proceeds thereof the Issuer Co will be obligated to pay over to the Finance Co under the terms of the BTA) and the Retained Debt (the latter to be waived as part of the proposed merger, see next paragraph).

4.2

The majority (at least 2/3rds) of the Issuer Co’s ordinary and preference shares will be owned by Finance Co and Merger Co. Finance Co also owns 100% of Merger Co. In order to relieve the shareholders of Issuer Co from any potential liability in its winding up, in consideration of the waiver of the Retained Debt and in consideration of the payment of $0.01 to each member of Issuer Co whose name appears on the register of members of Issuer Co, Issuer Co and Merger Co will enter into a merger agreement (the “Merger Agreement”) under which Issuer Co merges with Merger Co. Following the merger Issuer Co will be the surviving and successor entity (unless this is not required to preserve the Greensill Claims in which case Merger Co can be the surviving entity). Under the Merger Agreement and as consideration to the other shareholders of Issuer Co., Finance Co shall forgive the Retained Debt and, as the parent of the merged entity will undertake to hold such other shareholders harmless from Issuer Co’s liquidation costs and to manage and pay for the Greensill Claims.

4.3

In order to implement the Merger Agreement, the following Jersey approvals are required (in summary), with other or additional approvals or filings being potentially required depending on the jurisdiction of incorporation of Finance Co and Merger Co:

(a)	approval of Jersey Financial Services Commission;

(b)	directors of Issuer Co solvency statements;

(c)

shareholder of Issuer Co meetings to vote on resolutions to approve the Merger Agreement for both the ordinary shares (controlled by Finance Co and Merger Co) and the preference shares (controlled by Finance Co and Merger Co); and

(d)	creditor notices sent to known creditors of Issuer Co for over £5,000.

4.4	Dissenting shareholders have a 21 day statutory objection period from the date the Merger Agreement is approved by shareholders to apply to a Jersey court on the grounds of unfair prejudice.

4.5	Following completion of the judicial process, the merger will be completed in accordance with the Merger Agreement and the relevant registry entries updated.

Exhibit C

Approved Budget

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